JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other, on behalf of each of them, of a statement on Schedule 13D, and any amendments thereto, with respect to the no par value common stock of First Financial Corporation and that this Joint Filing Agreement be included as an exhibit to such Schedule 13D. This Joint Filing Agreement may be executed in counterparts, both of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement this 30th day of July, 2001.

/s/ Annie Laurie Miller ANNIE LAURIE MILLER

/s/ Harold E. Allison III HAROLD E. ALLISON III